EXHIBIT 99.1

apogee
enterprises, inc.

Press Release

FOR RELEASE: January 7, 2026

Apogee Enterprises Announces CFO Transition

MINNEAPOLIS, MN, January 7, 2026 – Apogee Enterprises, Inc. (Nasdaq: APOG) announced today the resignation of Matthew J. Osberg as Chief Financial Officer. Mr. Osberg is leaving Apogee to pursue another professional opportunity, but will remain with the Company until January 16, 2026, to ensure a smooth transition. The Company has appointed Mark Augdahl as interim Chief Financial Officer, effective today.

"Mark is an Apogee finance veteran, and we are grateful to have him step back into the interim CFO position," said Donald Nolan, Chief Executive Officer. "I would also like to express my thanks to Matt for his contributions and leadership over the past three years and wish him well in the future."

Mr. Augdahl currently serves as Apogee's Chief Accounting Officer. He joined the Company in 2000 and brings almost 40 years of experience as a finance leader. Prior to his current role, he has served in several Vice President of Finance positions across the organization, including Apogee's corporate controller.

The Company will begin a search for its next Chief Financial Officer.

About Apogee Enterprises, Inc.

Apogee Enterprises, Inc. (Nasdaq: APOG) is a leading provider of architectural building products and services, as well as high-performance coated materials used in a variety of applications. For more information, visit www.apog.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "intend," "estimate," "forecast," "project," "should" and similar expressions are intended to identify "forward-looking statements." These statements reflect Apogee management's expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These

forward-looking statements are subject to significant risks that could cause actual results to differ materially from the expectations reflected in the forward-looking statements. More information concerning potential factors that could affect future financial results is included in the Company's Annual Report on Form 10-K for the fiscal year ended March 1, 2025, and in subsequent filings with the U.S. Securities and Exchange Commission.

Contact:

Jeremy Steffan
Vice President, Investor Relations & Communications
952.346.3502
ir@apog.com